Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE PROVIDES UPDATE

ON LEGAL MATTER

BOCA RATON, Fla. – September 24, 2004 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) reported today that it has been notified that two shareholder derivative lawsuits were filed in the United States District Court for the Southern District of Florida on or about September 7, 2004, against the Company’s Board of Directors serving during the period of October 25, 2001 through August 6, 2002. The respective plaintiffs are purporting to sue on behalf of the Company.

The complaints allege, among other things, breach of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment in relation to the issuance of public documents and statements that were materially false and misleading concerning the Company’s business, operations and prospects during the claim period.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate Web site to automatically receive the Company’s press releases by e-mail.

This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption “Risk Factors” in the Company’s 10-K for the year ended December 31, 2003. In addition, the Company cannot predict its ability to successfully defend itself, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com